Exhibit 99.1

Allscripts Healthcare Solutions Contacts:

Bill Davis Chief Financial Officer 847-680-3515, Ext. 282 bill.davis@allscripts.com	Dan Michelson Chief Marketing Officer 847-680-3515, Ext. 4330 dan.michelson@allscripts.com

FOR IMMEDIATE RELEASE

Allscripts Reports Record Second Quarter 2004 Results

Company Delivers Record Sales, Revenues, Earnings

CHICAGO, IL – July 27, 2004 – Allscripts Healthcare Solutions, Inc. (NASDAQ: MDRX), the leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare, announced its results for the three and six months ended June 30, 2004.

Total revenue for the three months ended June 30, 2004, was $25.6 million, compared to $19.7 million for the three months ended June 30, 2003. Revenue from software and information services for the three months ended June 30, 2004, was $13.2 million, increasing by 55% over the comparable period last year.

Net income for the three months ended June 30, 2004, of $0.7 million, or $0.02 per share, compares to a net loss of $2.1 million, or $0.05 loss per share for the same period last year.

As of June 30, 2004, the Company had cash and marketable securities of $54.7 million.

“The second quarter of 2004 was the most successful in the Company’s history by almost every measure,” commented Glen Tullman, Chief Executive Officer of Allscripts Healthcare Solutions. “I’m proud of our results for the quarter, not only on the top line and the bottom line, but also what we’ve been able to deliver for our clients and their patients . . . better healthcare through automation.”

Total revenue for the six months ended June 30, 2004, was $48.8 million, compared to $39.7 million for the six months ended June 30, 2003. Revenue from software and information services for the six months ended June 30, 2004, was $25.2 million, increasing by 53% over the comparable period last year.

Net income for the six months ended June 30, 2004, of $1.0 million, or $0.02 per share, compares to a net loss of $4.2 million, or $0.11 loss per share for the same period last year.

On July 14, 2004, the Company successfully completed a private placement of $82.5 million of 3.50% Senior Convertible Debentures due 2024 (“Notes”). These Notes can be converted into 7.3 million shares of common stock, which is the equivalent of a conversion price of approximately $11.26 per share, subject to adjustment in certain circumstances. The Company received approximately $79.6 million in net proceeds from the offering after deduction for underwriting fees and estimated expenses. The Company used approximately $11.3 million of the net proceeds to repurchase approximately 1.4 million shares of its common stock and will use the remaining net proceeds for general corporate purposes, which may include future additional share repurchases, acquisitions or other strategic investments.

Allscripts Healthcare Solutions will conduct a conference call on Tuesday, July 27, 2004, at 4:30 PM eastern time. The conference call can be accessed by dialing 1-800-374-0526, or via the Internet at www.allscripts.com. A recording of the conference call will be available for review through August 10, 2004, at www.allscripts.com or by calling 1-800-642-1687, ID # 6901404.

About Allscripts Healthcare Solutions

Allscripts Healthcare Solutions (AHS) is the leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare. Our TouchWorks software is a modular electronic medical record that enhances physician productivity using Tablet PCs, wireless handheld devices and desktop workstations to automate the most common physician activities including prescribing, dictating, capturing charges, ordering labs and viewing results, providing patient education, and documenting clinical encounters. AHS also offers electronic document imaging and scanning solutions through our Advanced Imaging Concepts subsidiary. Our Physicians Interactive™ unit is the leading provider of online healthcare product education and market research programs for physicians and our Allscripts Direct™ unit offers medication fulfillment services to a variety of healthcare providers throughout the United States. Visit AHS on the Web at www.allscripts.com.

Strategic partners include IDX Systems (Nasdaq: IDXC); IMS Health (NYSE: RX); Microsoft; Hewlett-Packard Company; and Medco Health.

This announcement may contain forward-looking statements about Allscripts Healthcare Solutions that involve risks and uncertainties. These statements are developed by combining currently available information with Allscripts’ beliefs and assumptions. Forward-looking statements do not guarantee future performance. Because Allscripts cannot predict all of the risks and uncertainties that may affect it, or control the ones it does predict, Allscripts’ actual results may be materially different from the results expressed in its forward-looking statements. For a more complete discussion of the risks, uncertainties and assumptions that may affect Allscripts, see the Company’s 2003 Annual Report on Form 10-K, available through the Web site maintained by the Securities and Exchange Commission at www.sec.gov.

###

Allscripts Healthcare Solutions, Inc.

Condensed Consolidated Balance Sheets

(amounts in thousands)

(Unaudited)

	June 30, 2004	December 31, 2003
Assets

Current assets:
Cash and cash equivalents	$18,339	$13,336
Marketable securities	5,482	3,435
Accounts receivable, net	18,898	18,219
Other receivables	313	237
Inventories	2,665	3,249
Prepaid expenses and other current assets	2,488	3,863

Total current assets	48,185	42,339

Long-term marketable securities	30,851	34,538
Fixed assets, net	2,204	2,237
Intangible assets, net	25,257	26,359
Other assets	6,639	4,919

Total assets	$113,136	$110,392

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$14,382	$13,988
Deferred revenue	12,418	10,959

Total current liabilities	26,800	24,947

Other liabilities	214	2,055

Total liabilities	27,014	27,002

Stockholders’ equity	86,122	83,390

Total liabilities and stockholders’ equity	$113,136	$110,392

Allscripts Healthcare Solutions, Inc.

Condensed Consolidated Statements of Operations

(amounts in thousands, except per-share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenue:
Prepackaged medications	$12,396	$11,170	$23,580	$23,288
Software and related services	9,934	6,020	18,829	11,816
Information services	3,278	2,480	6,354	4,596

Total revenue	25,608	19,670	48,763	39,700

Cost of revenue	15,519	13,153	29,528	26,995

Gross profit	10,089	6,517	19,235	12,705

Operating expenses:
Selling, general and administrative expenses	9,103	8,804	17,863	17,356
Amortization of intangibles	445	134	874	268

Income (loss) from operations	541	(2,421)	498	(4,919)

Interest and other income, net	155	350	465	742

Income (loss) before income taxes	696	(2,071)	963	(4,177)

Income taxes	—	—	—	—

Net income (loss)	$696	($2,071)	$963	($4,177)

Net income (loss) per share - basic and diluted	$0.02	($0.05)	$0.02	($0.11)

Weighted average shares of common stock outstanding used in computing basic net income (loss) per share	39,469	38,457	39,319	38,449

Weighted average shares of common stock outstanding used in computing diluted net income (loss) per share	42,431	38,457	42,113	38,449